SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2004

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18882 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On September 28, 2004, Bradley Pharmaceuticals, Inc. entered into a $125 million credit facility with a syndicate of banks led by Wachovia Bank, which replaced Bradley’s $50 million bridge credit facility with Wachovia. The credit facility is comprised of a $75 million term loan and a $50 million revolving line of credit. The credit facility expires and becomes due upon the earlier to occur of (i) September 28, 2009; and (ii) May 15, 2008 if, after giving effect to a redemption of Bradley’s outstanding $37 million of convertible senior subordinated notes due 2013 that may be compelled by the noteholders on June 15, 2008, Bradley would fail to meet certain financial ratios described in the credit agreement. The credit facility is secured by a lien upon substantially all of Bradley’s assets, including those of its subsidiaries, and is guaranteed by Bradley’s operating subsidiaries. Bradley intends to use the credit facility for general corporate purposes, including potential acquisitions and the repayment it made of the former bridge credit facility.

        Amounts outstanding under the credit facility accrue interest at Bradley’s choice from time to time of either (i) the base rate (which is equal to the greater of the applicable prime rate or the federal funds rate plus 1/2 of 1%) plus 1.00% to 1.75%, depending upon Bradley’s leverage ratio; or (ii) a rate equal to the sum of the applicable LIBOR rate plus 2.00% to 2.75%, depending upon Bradley’s leverage ratio. In addition, the lenders under the credit facility are entitled to customary facility fees based on unused commitments under the facility and outstanding letters of credit.

        The financial covenants under the credit facility require that Bradley maintain (i) a senior funded debt to EBITDA ratio less than or equal to 2.50 to 1.00 prior to June 20, 2005, 2.25 to 1.00 from July 1, 2005 through June 30, 2006 and 2.00 to 1.00 from July 1, 2006 through maturity; (ii) a funded debt to EBITDA ratio less than or equal to 3.00 to 1.00 prior to June 30, 2005, 2.75 to 1.00 from July 1, 2005 through June 30, 2006 and 2.50 to 1.00 from July 1, 2006 through maturity; and (iii) a fixed charge coverage ratio (which is a ratio of (A) EBITDA minus consolidated capital expenditures to (B) the sum of consolidated interest expenses, funded debt payments, cash taxes paid and certain restricted payments) greater than or equal to 1.20 to 1.00. As of the date of this report, Bradley is in compliance with those covenants, the entire $75 million term loan is outstanding and no amounts are outstanding under the revolving credit facility.

        Please see the credit agreement and the press release relating to the credit facility, attached as exhibits to this report, for further information.

Item 9.01. Financial Statements and Exhibits.

        The following exhibits are filed pursuant to Item 601 of Regulation S-K:

No.	Description

10.1	Credit Agreement, dated September 28, 2004, among Bradley Pharmaceuticals, Inc., certain of its subsidiaries, Wachovia Bank, as administrative agent, General Electric Capital and Citibank F.S.B., as Co-Syndication Agents and PNC Bank and Keybank National Association, as Co-Documentation Agents.

99.1	Press release dated September 28, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki R. Brent Lenczycki, CPA Chief Financial Officer and Vice President

Dated: September 30, 2004

EXHIBIT LIST

No.	Description

10.1	Credit Agreement, dated September 28, 2004, among Bradley Pharmaceuticals, Inc., certain of its subsidiaries, Wachovia Bank, as administrative agent, General Electric Capital and Citibank F.S.B., as Co-Syndication Agents and PNC Bank and Keybank National Association, as Co-Documentation Agents.

99.1	Press release dated September 28, 2004.